Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE, INC. REPORTS 2005 FINANCIAL RESULTS

AND OPERATING HIGHLIGHTS

Watertown, MA, March 20, 2006 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter and year ended December 31, 2005 and commented on operating progress.

Financial Results

The Company’s financial results for the quarter and year ended December 31, 2005 are summarized in the accompanying table. These results are detailed in Acusphere’s Annual Report on Form 10-K as scheduled to be filed today with the U.S. Securities and Exchange Commission.

During 2005, the Company recognized $3.4 million in collaboration revenue in connection with its agreement with Nycomed for European marketing rights to the Company’s lead product candidate, AI-700.  As of December 31, 2005, the Company reported $6.0 million in deferred revenues relating to this agreement. Under this agreement, as amended, Nycomed is scheduled to pay Acusphere $2.9 million in 2006, including up to $1.85 million which Nycomed agreed to pay to help fund the Company’s qualification of its commercial manufacturing facility for AI-700.

Operating expenses in 2005 increased to $49.6 million, compared to $32.1 million in 2004, primarily due to costs incurred for the Company’s Phase 3 clinical program for AI-700 and the one-time $6.2 million write-off in June 2005 related to the acquisition of patents from Schering AG.

As of December 31, 2005, the Company’s total assets were $95.8 million of which cash and cash equivalents totaled $51.1 million.

Operating Update

The Company announced today that the 90-day patient follow-up period for one of its Phase 3 pivotal trials, the “32” trial for AI-700, is now concluded. The Company is now focused on conducting quality control checks to ensure that all of the required data have been fully gathered and filed prior to locking the data base and announcing trial results in the second quarter of 2006. The “33” trial, as previously reported, will continue to enroll patients into the second quarter of 2006, with results from this trial expected in the fourth quarter this year. Since inception of Acusphere's clinical testing of AI-700, more than 1,000 people have received AI-700, including approximately 750 patients in the Phase 3 pivotal trials.

Based upon market research, Acusphere believes that the potential market for AI-700 again expanded in 2005, with an estimated 3.0 million stress echoes and 8.9 million nuclear stress tests performed in the United States. Using an assumed $200 price per procedure for AI-700, this represents a potential U.S. market for AI-700 of approximately $2.4 billion.

As previously reported, build-out of the Company’s AI-700 manufacturing facility was substantially completed in 2005 and it is now undergoing qualification of AI-700 operations within the facility in compliance with current good manufacturing practices or cGMPs. The Company anticipates that this process facility will be ready to support an NDA filing for AI-700 of in the first half of 2007.

Nycomed, Acusphere’s European partner for AI-700, in late 2005 and early 2006, agreed to make payment to Acusphere of up to $2 million earmarked to fund certain activities associated with branding of AI-700 and manufacturing facility qualification. These payments represent an acceleration of a milestone payment previously due upon acceptance of Nycomed’s filing of the MAA, the European equivalent of an NDA, for AI-700.

In 2005, Acusphere continued to advance its proprietary HDDS and PDDS technologies. The Company signed a master agreement to conduct a feasibility study for a large pharmaceutical company to reformulate one of its anti-cancer drugs. Acusphere’s expenses for this study are being paid by the partner and Acusphere expects to provide an update on this study early in the second quarter of 2006.

Commenting on the fourth quarter and year 2005, Sherri C. Oberg, President and Chief Executive Officer, said “we have made tremendous clinical and manufacturing progress this year toward the goal of commercializing our lead product candidate, AI-700.” Oberg added, “We expect 2006 to be an exciting year with numerous important milestones including announcing results from both of our Phase 3 pivotal trials.”

Upcoming Milestones

Looking ahead, the Company expects to continue on the progress in 2005 with important milestones for 2006:

•                  Results of the 32 trial in Q2

•                  Completion of enrollment in the 33 trial in Q2

•                  Production of AI-700 development batches in Q2 at the Tewksbury facility

•                  An update on the HDDS feasibility study in early Q2

•                  Results of the 33 trial in Q4 and,

•                  Future HDDS and/or PDDS collaborations

Conference Call Information

Acusphere plans to hold a conference call with investors today, Monday, March 20, 2006, commencing at 10:00 AM (Eastern Time). The conference call will include a discussion of the Company’s operating results, business outlook and status of Acusphere’s technology and manufacturing by Dr. Howard Bernstein, S.V.P. of Research and Development for Acusphere, who will also be available for investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-314-5232, or internationally 1-617-213-8052, using the confirmation code: 44335324.  After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through April 3, 2006 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 48283796.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, including statements regarding future revenue projections, the commercial prospects of AI-700, AI-700 trial and results timing, qualification of the Company’s commercial manufacturing facility for

AI-700 and partnership prospects constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700 and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, unproven markets, future capital needs and uncertainty of additional financing, lack of sales and marketing experience, uncertainties associated with intellectual property, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, , complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005
Collaboration revenue	$857	$857	$1,714	$3,428
Operating expenses:
Research and development	8,395	10,398	25,976	42,159
General and administrative	1,703	1,838	6,165	7,446
Total operating expenses	10,098	12,236	32,141	49,605
Interest and other expense (income)	(145)	220	(468)	(1,551)

Net loss	$(9,096)	$(11,599)	$(29,959)	$(44,625)
Dividends on preferred stock	—	(655)	—	(2,418)
Net loss available to common stockholders	$(9,096)	$(12,254)	$(29,959)	$(47,044)

Net loss per common share – basic and diluted	$(0.51)	$(0.56)	$(1.92)	$(2.49)
Weighted-average shares outstanding – basic and diluted	17,665	22,032	15,603	18,897

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2004	December 31, 2005

Cash and short-term investments	$45,180	$51,112
Current assets	47,277	52,254
Total assets	62,003	95,839
Current portion of deferred revenue	3,429	3,429
Other current liabilities	9,705	17,814
Long-term liabilities	3,360	17,179
Stockholders’ equity	45,509	57,416

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Contact:	Investors:
John F. Thero	Tel: (617) 925-3444
Acusphere, Inc.	Email: IR@acusphere.com
Sr. Vice President and CFO	Media: (617) 648-8800
(617) 648-8800
Or

Stephen Schultz
Acusphere, Inc.
Director, Corporate Communications
(617) 648-8800